Exhibit 99.0

DiVall Insured Income Properties 2, L.P.

QUARTERLY NEWS

A publication of The Provo Group, Inc.	THIRD QUARTER 2005

ONE YEAR AGO TODAY . . .

One year ago our Quarterly Newsletter read “Indeed the first three quarters of 2004 have been without any significant negative variations from our cash flow plan.”

Indeed the first three quarters of 2005 have also been without any significant negative variations from our cash flow plan. We planned to distribute a total of $1,290,000 ($27.87 per unit) for the First, Second and Third Quarters of 2005 and we actually distributed $1,305,000 ($28.20 per unit). We anticipate the Fourth Quarter of 2005 distribution, which is scheduled to be mailed in February 2006, to be higher than the planned distribution of $430,000, due to the pending sale of the North Richland Hills, TX property in the Fourth Quarter of 2005 (see property highlights on page 2.)

We are again confident in forecasting stable performance for 2006 and fully expect our rate of return on net asset values to dwarf the yields from either the government or corporate bond markets.

DISTRIBUTION HIGHLIGHTS

• $435,000 distributed for the Third Quarter of 2005.	• $1,305,000 total amount distributed for the first three Quarters of 2005, slightly higher than budget.

•      $9.40 per unit (approximately) for the Third Quarter of 2005 distribution. The approximate annualized “operating return” is 8.5% based on the most recent net asset value of $440 per unit as of December 31, 2004.

•      $1,305 to $1,156 range of cumulative distributions per unit from the first unit sold to the last unit sold before the offering closed (3/90), respectively. (Distributions are from both cash flow from operations and “net” cash activity from financing and investing activities).

SEE INSIDE

Property Highlights	2
Questions & Answers	2
New Contact Information	2

PAGE 2	DIVALL 2 QUARTERLY NEWS	3 Q 05

PROPERTY HIGHLIGHTS

Sales

North Richland Hills, TX (currently operated as a Hooter’s restaurant): The Partnership currently has a contract pending for the sale of this property to a closely held entity affiliated with the Hooter’s restaurant operator for $1,575,000. Closing is anticipated to be in the Fourth Quarter of 2005.

QUESTIONS & ANSWERS

•	When can I expect my next distribution mailing?

Your distribution correspondence for the Fourth Quarter of 2005 is scheduled to be mailed on February 15, 2006.

•	What was the December 31, 2004 net asset value?

The net asset value was $440 per unit (approximately).

•	When will the December 31, 2005 net asset value be calculated?

The revised net asset valuation is scheduled to be mailed in mid-February 2006.

•	When can I expect to receive my 2005 Schedule K-1?

IRS regulations do not require the 2005 K-1’s to be mailed out until April 15th, but we plan to mail the K-1’s by March 15, 2006.

•	I’ve moved, how do I update my account registration?

Please mail or fax to DiVall Investor Relations a signed letter stating your new address and telephone number. Updates cannot be accepted over the telephone or via voicemail messages.

•	If I have questions or comments, how can I reach DiVall Investor Relations?

You can reach DiVall Investor Relations at the address listed below. Please note that this is a change of address from prior mailings.

NEW CONTACT INFORMATION

MAIL:	DiVall Investor Relations
c/o Phoenix American Financial Services, Inc.
2401 Kerner Blvd.
San Rafael, CA 94901

PHONE:	1-800-547-7686
FAX:	1-415-485-4553

DIVALL INSURED INCOME PROPERTIES 2 L.P.

STATEMENTS OF INCOME AND CASH FLOW CHANGES

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2005

	PROJECTED	ACTUAL	VARIANCE
	3RD QUARTER 09/30/2005	3RD QUARTER 09/30/2005	BETTER (WORSE)
OPERATING REVENUES
Rental income	$642,042	$630,382	$(11,660)
Interest income	2,550	4,705	2,155
Real estate tax recoveries	7,474	6,535	(939)
Other income	0	3,107	3,107

TOTAL OPERATING REVENUES	$652,066	$644,729	$(7,337)

OPERATING EXPENSES
Insurance	$9,729	$9,728	$1
Management fees	52,230	53,126	(896)
Overhead allowance	4,311	4,296	15
Advisory Board	3,500	3,500	0
Administrative	8,030	9,883	(1,853)
Professional services	11,190	18,008	(6,818)
Auditing	16,200	17,300	(1,100)
Legal	9,000	5,306	3,694
Property Expenses	3,000	1,600	1,400

TOTAL OPERATING EXPENSES	$117,190	$122,747	$(5,557)

INVESTIGATION AND RESTORATION EXPENSES	$0	$124	$(124)

NON-OPERATING EXPENSES
Depreciation	65,358	65,357	1
Amortization	3,198	3,198	(0)

TOTAL NON-OPERATING EXPENSES	$68,556	$68,555	$1

TOTAL EXPENSES	$185,746	$191,426	$(5,680)

NET INCOME	$466,320	$453,301	$(13,019)

OPERATING CASH RECONCILIATION:			VARIANCE
Depreciation and amortization	68,556	68,555	(1)
Recovery of amounts previously written off	0	(3,107)	(3,107)
(Increase) Decrease in current assets	(187,155)	(205,439)	(18,284)
Increase (Decrease) in current liabilities	(137)	(1,650)	(1,513)
(Increase) Decrease in cash reserved for payables	(1,728)	(163)	1,565
Current cash flows advanced from (reserved for) future distributions	97,900	132,357	34,457

Net Cash Provided From Operating Activities	$443,756	$443,854	$98

CASH FLOWS (USED IN) FROM INVESTING AND FINANCING ACTIVITIES
Indemnification Trust (Interest earnings reinvested)	(1,500)	(3,140)	(1,640)
Recovery of amounts previously written off	0	3,107	3,107

Net Cash (Used In) From Investing And Financing Activities	$(1,500)	$(33)	$1,467

Total Cash Flow For Quarter	$442,256	$443,821	$1,565

Cash Balance Beginning of Period	892,337	914,506	22,169
Less 2nd quarter 2005 distributions paid August 2005	(430,000)	(435,000)	(5,000)
Change in cash reserved for payables or future distributions	(96,172)	(132,194)	(36,022)

Cash Balance End of Period	$808,421	$791,133	$(17,288)

Cash reserved for 3rd quarter 2005 L.P. distributions	(430,000)	(435,000)	(5,000)
Cash reserved for payment of accrued expenses	(91,862)	(97,696)	(5,834)
Cash advanced from (reserved for) future distributions	(180,713)	(146,256)	34,457

Unrestricted Cash Balance End of Period	$105,846	$112,181	$6,335

	PROJECTED	ACTUAL	VARIANCE
*Quarterly Distribution	$430,000	$435,000	$5,000
Mailing Date	11/15/2005	(enclosed )	—

*	Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2005 PROPERTY SUMMARY

AND RELATED RECEIPTS

FOR CURRENT OPERATING PROPERTIES

AS OF SEPTEMBER 30, 2005

PORTFOLIO                                    (Note 1)

		REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	ANNUAL RECEIPTS	RETURN
APPLEBEE’S	COLUMBUS, OH	1,059,465	135,780	12.82%		84,500	29,849	0	0.00%	1,143,965	135,780	11.87%

BLOCKBUSTER	OGDEN, UT	646,425	110,750	17.13%						646,425	110,750	17.13%

DENNY’S	PHOENIX, AZ	972,726	65,000	6.68%		183,239	0	0	0.00%	1,155,965	65,000	5.62%

CHINESE SUPER BUFFET	PHOENIX, AZ	865,900	66,000	7.62%		221,237	0	0	0.00%	1,087,137	66,000	6.07%

HOOTER’S (2)	N. RICHLAND HILLS, TX	1,246,719	95,000	7.62%						1,246,719	95,000	7.62%

DAYTONA’S All SPORTS CAFÉ	DES MOINES, IA	845,000	60,000	7.10%		52,813	0	0	0.00%	897,813	60,000	6.68%

KFC	SANTA FE, NM	451,230	60,000	13.30%						451,230	60,000	13.30%

Note:

1:	This property summary includes only property and equipment held by the Partnership during 2005.
2:	The Partnership currently has a contract pending for the sale of this property to a closely held entity affiliated with the Hooter’s restaurant operator for $1,575,000. Closing is anticipated to be in the Fourth Quarter of 2005.

PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2005 PROPERTY SUMMARY

AND RELATED RECEIPTS

FOR CURRENT OPERATING PROPERTIES

AS OF SEPTEMBER 30, 2005

PORTFOLIO                                     (Note 1)

		REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	TOTAL RECEIPTS	RETURN
POPEYE’S	PARK FOREST, IL	580,938	77,280	13.30%						580,938	77,280	13.30%

SUNRISE PRESCHOOL	PHOENIX, AZ	1,084,503	123,318	11.37%		79,219	33,047	0	0.00%	1,182,735	123,318	10.43%
						19,013	6,710	0	0.00%

PANDA BUFFET	GRAND FORKS, ND	739,375	34,000	4.60%						739,375	34,000	4.60%

WENDY’S	AIKEN, SC	633,750	90,480	14.28%						633,750	90,480	14.28%
WENDY’S	CHARLESTON, SC	580,938	77,280	13.30%						580,938	77,280	13.30%
WENDY’S	N. AUGUSTA, SC	660,156	87,780	13.30%						660,156	87,780	13.30%
WENDY’S	AUGUSTA, GA	728,813	96,780	13.28%						728,813	96,780	13.28%
WENDY’S	CHARLESTON, SC	596,781	76,920	12.89%						596,781	76,920	12.89%
WENDY’S	AIKEN, SC	776,344	96,780	12.47%						776,344	96,780	12.47%
WENDY’S	AUGUSTA, GA	649,594	86,160	13.26%						649,594	86,160	13.26%
WENDY’S	CHARLESTON, SC	528,125	70,200	13.29%						528,125	70,200	13.29%
WENDY’S	MT. PLEASANT, SC	580,938	77,280	13.30%						580,938	77,280	13.30%
WENDY’S	MARTINEZ, GA	633,750	84,120	13.27%						633,750	84,120	13.27%

PORTFOLIO TOTALS		14,861,470	1,670,908	11.24%		640,021	69,606	0	0.00%	15,501,491	1,670,908	10.78%

Note:

1:	This property summary includes only property and equipment held by the Partnership during 2005.
2:	The Partnership currently has a contract pending for the sale of this property to a closely held entity affiliated with the Hooter’s restaurant operator for $1,575,000. Closing is anticipated to be in the Fourth Quarter of 2005.